CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Bearish Buffered Participation Securities due 2021	$5,000,000	$649.00

February 2020

Pricing Supplement No. 3,410

Registration Statement Nos. 333-221595; 333-221595-01

Dated February 28, 2020

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Bearish Buffered Securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Bearish Buffered Securities will pay no interest, provide a minimum payment at maturity of only 5.00% of the stated principal amount and have the terms described in the accompanying product supplement for participation securities, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has deprecated in value, investors will receive the stated principal amount of their investment, plus a return reflecting 100% of the inverse performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has appreciated in value, but the underlying index has not increased by more than the specified buffer amount, the Bearish Buffered Securities will redeem for par. However, if the underlying index has increased by more than the buffer amount, investors will lose 1% for every 1% increase beyond the specified buffer amount, subject to the minimum payment at maturity of 5.00% of the stated principal amount. Investors may lose up to 95.00% of the stated principal amount of the Bearish Buffered Securities. The Bearish Buffered Securities are for investors who seek an inverse equity index-based return and who are willing to risk their principal and forgo current income and returns above the maximum payment at maturity in exchange for the buffer feature that applies to a limited range of appreciation of the underlying index. The Bearish Buffered Securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Bearish Buffered Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		April 1, 2021
Underlying index:		S&P 500® Index
Aggregate principal amount:		$5,000,000
Payment at maturity per Bearish Buffered Security:

If the final index value is less than the initial index value:

$10 + downside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is greater than or equal to the initial index value but has increased from the initial index value by an amount less than or equal to the buffer amount of 5.00%:

$10

If the final index value is greater than the initial index value and has increased from the initial index value by an amount greater than the buffer amount of 5.00%:

$10 + ($10 x the bearish index percent change) + $0.50, subject to the minimum payment at maturity of $0.50 per Bearish Buffered Security

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10. However, under no circumstances will the Bearish Buffered Securities pay less than $0.50 per Bearish Buffered Security at maturity.

Downside payment:		$10 × bearish index percent change
Bearish index percent change:		(initial index value – final index value) / initial index value
Initial index value:		2,954.22, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		March 29, 2021, subject to postponement for non-index business days and certain market disruption events
Buffer amount:		5.00%. As a result of the buffer amount of 5.00%, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Bearish Buffered Securities is 2,806.509, which is 95.00% of the initial index value.
Minimum payment at maturity:		$0.50 per Bearish Buffered Security (5.00% of the stated principal amount)
Maximum payment at maturity:		$11.40 per Bearish Buffered Security (114.00% of the stated principal amount)
Stated principal amount:		$10 per Bearish Buffered Security
Issue price:		$10 per Bearish Buffered Security
Pricing date:		February 28, 2020
Original issue date:		March 4, 2020 (3 business days after the pricing date)
CUSIP:		61770G401
ISIN:		US61770G4010
Listing:		The Bearish Buffered Securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		$9.776 per Bearish Buffered Security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Bearish Buffered Security	$10	$0.125(1)
		$0.036(2)	$9.839
Total	$5,000,000	$80,500	$4,919,500
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.125 for each Bearish Buffered Security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.036 for each Bearish Buffered Security.

(3)	See “Use of proceeds and hedging” on page 15.

The Bearish Buffered Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Bearish Buffered Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Bearish Buffered Securities” and “Additional Information About the Bearish Buffered Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated November 16, 2017       Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

Investment Summary

Buffered Participation Securities

Principal at Risk Securities

The Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021 (the "Bearish Buffered Securities") can be used:

▪	To achieve inverse exposure to a certain range of depreciation of the underlying index, subject to the maximum payment at maturity

▪	To obtain a buffer against a specified level of appreciation of the underlying index

Maturity:	Approximately 13 months
Maximum payment at maturity:	$11.40 per Bearish Buffered Security (114.00% of the stated principal amount)
Buffer amount:	5.00%, with 1-to-1 downside exposure below the buffer
Minimum payment at maturity:	$0.50 per Bearish Buffered Security (5.00% of the stated principal amount). Investors may lose up to 95.00% of the stated principal amount of the Bearish Buffered Securities.
Coupon:	None

The original issue price of each Bearish Buffered Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Bearish Buffered Securities, which are borne by you, and, consequently, the estimated value of the Bearish Buffered Securities on the pricing date is less than $10. We estimate that the value of each Bearish Buffered Security on the pricing date is $9.776.

What goes into the estimated value on the pricing date?

In valuing the Bearish Buffered Securities on the pricing date, we take into account that the Bearish Buffered Securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Bearish Buffered Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Bearish Buffered Securities?

In determining the economic terms of the Bearish Buffered Securities, including the maximum payment at maturity, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Bearish Buffered Securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Bearish Buffered Securities?

The price at which MS & Co. purchases the Bearish Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Bearish Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Bearish Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it

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Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Bearish Buffered Securities, and, if it once chooses to make a market, may cease doing so at any time.

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Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

Key Investment Rationale

The Bearish Buffered Securities offer inverse exposure to a certain range of depreciation of the underlying index, subject to the maximum payment at maturity, while providing limited protection against appreciation of the underlying index. Once the underlying index has increased in value by more than the specified buffer amount, investors are inversely exposed to the appreciation of the underlying index, subject to the minimum payment at maturity. At maturity, if the underlying index has depreciated, investors will receive the stated principal amount of their investment, plus a positive return reflecting 100% of the bearish index percent change, subject to the maximum payment at maturity. At maturity, if the underlying index has appreciated and (i) if the final index value of the underlying index has not increased from the initial index value by more than the specified buffer amount, the Bearish Buffered Securities will redeem for par, or (ii) if the final index value of the underlying index has increased by more than the buffer amount, the investor will lose 1% for every 1% increase beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 95.00% of the stated principal amount of the Bearish Buffered Securities.

Upside Scenario (if the underlying index depreciates)	The underlying index depreciates in value, and, at maturity, the Bearish Buffered Securities redeem for the stated principal amount of $10, plus a return reflecting 100% of the bearish index percent change, subject to the maximum payment at maturity of $11.40 per Bearish Buffered Security (114.00% of the stated principal amount).
Par Scenario	The underlying index appreciates in value by no more than 5.00%, and, at maturity, the Bearish Buffered Securities redeem for the stated principal amount of $10.
Downside Scenario (if the underlying index appreciates)	The underlying index appreciates in value by more than 5.00%, and, at maturity, the Bearish Buffered Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage increase of the underlying index from the initial index value, plus the buffer amount of 5.00%. (Example: if the underlying index appreciates in value by 35%, the Bearish Buffered Securities will redeem for $7.00, or 70% of the stated principal amount.) The minimum payment at maturity is $0.50 per Bearish Buffered Security.

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Morgan Stanley Finance LLC

Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

How the Bearish Buffered Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bearish Buffered Securities based on the following terms:

Stated principal amount:	$10 per Bearish Buffered Security
Buffer amount:	5.00%
Maximum payment at maturity:	$11.40 per Bearish Buffered Security (114.00% of the stated principal amount)
Minimum payment at maturity:	$0.50 per Bearish Buffered Security
Bearish Buffered Securities Payoff Diagram

How it works

▪	Upside Scenario (if the underlying index depreciates). If the final index value is less than the initial index value, investors will receive the $10 stated principal amount, plus a return reflecting 100% of the depreciation of the underlying index over the term of the Bearish Buffered Securities, subject to the maximum payment at maturity. Under the terms of the Bearish Buffered Securities, an investor will realize the maximum payment at maturity of $11.40 per Bearish Buffered Security (114.00% of the stated principal amount) at a final index value of 86.00% of the initial index value.

▪	If the underlying index depreciates 2%, investors will receive a 2% return, or $10.20 per Bearish Buffered Security.

▪	If the underlying index depreciates 50%, the investor would receive only the maximum payment at maturity of $11.40 per Bearish Buffered Security, or 114.00% of the stated principal amount.

▪	Par Scenario. If the final index value is greater than or equal to the initial index value but has increased from the initial index value by an amount less than or equal to the buffer amount of 5.00%, investors will receive the stated principal amount of $10 per Bearish Buffered Security.

▪	If the underlying index appreciates 3%, investors will receive the $10 stated principal amount.

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Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

▪	Downside Scenario (if the underlying index appreciates). If the final index value is greater than the initial index value and has increased from the initial index value by an amount greater than the buffer amount of 5.00%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage increase of the value of the underlying index from the initial index value, plus the buffer amount of 5.00%. The minimum payment at maturity is $0.50 per Bearish Buffered Security.

▪	For example, if the underlying index appreciates 45%, investors would lose 40% of their principal and receive only $6.00 per Bearish Buffered Security at maturity, or 60.00% of the stated principal amount.

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Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bearish Buffered Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for participation securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Bearish Buffered Securities.

▪	Bearish Buffered Securities do not pay interest and provide a minimum payment at maturity of only 5.00% of your principal. The terms of the Bearish Buffered Securities differ from those of ordinary debt securities in that the Bearish Buffered Securities do not pay interest, and provide a minimum payment at maturity of only 5.00% of the stated principal amount of the Bearish Buffered Securities, subject to our credit risk. If the final index value is greater than 95.00% of the initial index value, you will receive for each Bearish Buffered Security that you hold a payment at maturity that is less than the stated principal amount of each Bearish Buffered Security by an amount proportionate to the increase in the closing value of the underlying index from the initial index value, plus $0.50 per Bearish Buffered Security. Accordingly, investors may lose up to 95.00% of the stated principal amount of the Bearish Buffered Securities.

▪	The securities provide bearish (inverse) exposure to the performance of the underlying index. Because the securities provide bearish (inverse) exposure to the performance of the underlying index, your return on the securities will not benefit from any appreciation of the underlying index over the term of the securities. Any appreciation of the underlying index over the term of the securities beyond the buffer amount will instead result in a loss of some or a significant portion of your investment.

▪	The return on the Bearish Buffered Securities is limited by the maximum payment at maturity. The return on the Bearish Buffered Securities is limited by the maximum payment at maturity of $11.40 per Bearish Buffered Security, or 114.00% of the stated principal amount. Investors will not participate in any further depreciation of the underlying index, which may be significant.

▪	The market price of the Bearish Buffered Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Bearish Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bearish Buffered Securities in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Bearish Buffered Securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Bearish Buffered Security if you try to sell your Bearish Buffered Securities prior to maturity.

▪	The Bearish Buffered Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Bearish Buffered Securities. You are dependent on our ability to pay all amounts due on the Bearish Buffered Securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Bearish Buffered Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Bearish Buffered Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Bearish Buffered Securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the Bearish Buffered Securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index

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depreciates prior to the valuation date but then appreciates by the valuation date by more than 5.00% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such increase. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Bearish Buffered Securities may be lower than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

▪	Investing in the Bearish Buffered Securities is not equivalent to investing in, or taking a short position in, the underlying index. Investing in the Bearish Buffered Securities is not equivalent to investing in, or taking a short position in, the underlying index or its component stocks. As an investor in the Bearish Buffered Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Bearish Buffered Securities in the original issue price reduce the economic terms of the Bearish Buffered Securities, cause the estimated value of the Bearish Buffered Securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Bearish Buffered Securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Bearish Buffered Securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Bearish Buffered Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Bearish Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Bearish Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	Adjustments to the underlying index could adversely affect the value of the Bearish Buffered Securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Bearish Buffered Securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪	The estimated value of the Bearish Buffered Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Bearish Buffered Securities than those generated by others, including other dealers in the market, if they attempted to value the Bearish Buffered Securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Bearish Buffered Securities in the secondary market (if any exists) at any time. The value of your Bearish Buffered Securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Bearish Buffered Securities will be influenced by many unpredictable factors” above.

▪	The Bearish Buffered Securities will not be listed on any securities exchange and secondary trading may be limited. The Bearish Buffered Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Bearish Buffered Securities. MS & Co. may, but is not obligated to, make a market in the Bearish Buffered Securities and,

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if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Bearish Buffered Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Bearish Buffered Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bearish Buffered Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Bearish Buffered Securities, the price at which you may be able to trade your Bearish Buffered Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Bearish Buffered Securities, it is likely that there would be no secondary market for the Bearish Buffered Securities. Accordingly, you should be willing to hold your Bearish Buffered Securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Bearish Buffered Securities. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Participation Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Bearish Buffered Securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Bearish Buffered Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Bearish Buffered Securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Bearish Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially decrease the initial index value, and, therefore, could decrease the value at or below which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Bearish Buffered Securities. Additionally, such hedging or trading activities during the term of the Bearish Buffered Securities, including on the valuation date, could affect the closing value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

▪	The U.S. federal income tax consequences of an investment in the Bearish Buffered Securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bearish Buffered Securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Bearish Buffered Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Bearish Buffered Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Bearish Buffered Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Bearish Buffered Securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for participation securities, the withholding rules commonly referred to as “FATCA” would apply to the Bearish Buffered Securities if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying product supplement for participation securities). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Bearish Buffered Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Bearish Buffered Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

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Principal at Risk Securities

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bearish Buffered Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bearish Buffered Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. For example, a holder who has made a separate investment the return of which is based on or linked to the performance of the underlying (including any component thereof) should discuss with its tax adviser about the potential application of the “straddle” rules.

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Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on February 28, 2020:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,954.22
52 Weeks Ago:	2,784.49
52 Week High (on 2/19/2020):	3,386.15
52 Week Low (on 3/8/2019):	2,743.07

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2015 through February 28, 2020. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on February 28, 2020 was 2,954.22. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the valuation date.

S&P 500® Index Daily Closing Values January 1, 2015 to February 28, 2020

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Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter (through February 28, 2020)	3,386.15	2,954.22	2,954.22

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC.  For more information, see “S&P 500® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

Additional Terms of the Bearish Buffered Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P Dow Jones Indices LLC or any successor thereof
Index closing value:	The index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the underlying index will be based on the alternate calculation of the underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the underlying index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the underlying index published by the underlying index publisher.
Interest:	None
Bull market or bear market securities:	Bull market securities
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Bearish Buffered Securities will be postponed to the second business day following that valuation date as postponed.
Denominations:	$10 per Bearish Buffered Security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Bearish Buffered Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Bearish Buffered Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each Bearish Buffered Security on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Bearish Buffered Securities to the trustee for delivery to the depositary, as holder of the Bearish Buffered Securities, on the maturity date.

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Morgan Stanley Finance LLC

Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

Additional Information About the Bearish Buffered Securities

Additional Information
Minimum ticketing size:	$1,000 / 100 Bearish Buffered Securities
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bearish Buffered Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Bearish Buffered Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Bearish Buffered Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for participation securities, the following U.S. federal income tax consequences should result based on current law:

▪    A U.S. Holder should not be required to recognize taxable income over the term of the Bearish Buffered Securities prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the Bearish Buffered Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bearish Buffered Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Bearish Buffered Securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bearish Buffered Securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for participation securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Bearish Buffered Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Bearish Buffered Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Bearish Buffered Securities.

Both U.S. and non-U.S. investors considering an investment in the Bearish Buffered Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bearish Buffered Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for participation securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Bearish Buffered Securities.

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Bearish Buffered Participation Securities Based on the Inverse Performance of the S&P 500® Index due April 1, 2021

Principal at Risk Securities

Use of proceeds and hedging:

The proceeds from the sale of the Bearish Buffered Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Bearish Buffered Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Bearish Buffered Securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Bearish Buffered Securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Bearish Buffered Securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Bearish Buffered Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially decrease the value of the underlying index on the pricing date, and, therefore, could decrease the value at or below which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Bearish Buffered Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Bearish Buffered Securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Bearish Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Bearish Buffered Securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Bearish Buffered Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Bearish Buffered Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Bearish Buffered Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Bearish Buffered Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Bearish Buffered Securities.

Because we may be considered a party in interest with respect to many Plans, the Bearish Buffered Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Bearish Buffered Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Bearish Buffered Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Bearish Buffered Securities on behalf of or with

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“plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Bearish Buffered Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Bearish Buffered Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Bearish Buffered Securities are contractual financial instruments. The financial exposure provided by the Bearish Buffered Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Bearish Buffered Securities. The Bearish Buffered Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Bearish Buffered Securities.

Each purchaser or holder of any Bearish Buffered Securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Bearish Buffered Securities, (B) the purchaser or holder’s investment in the Bearish Buffered Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Bearish Buffered Securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Bearish Buffered Securities and (B) all hedging transactions in connection with our obligations under the Bearish Buffered Securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Bearish Buffered Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Bearish Buffered Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Bearish Buffered Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the Bearish Buffered Securities should consult and rely on their own counsel and advisers as to whether an investment in the Bearish Buffered Securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Bearish Buffered Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Bearish Buffered Securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Bearish Buffered Securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Bearish Buffered Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.125 for each Bearish Buffered Security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.036 for each Bearish Buffered Security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Bearish Buffered Securities.

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Morgan Stanley Finance LLC

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Principal at Risk Securities

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Validity of the Bearish Buffered Securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Buffered Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Buffered Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for participation securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for participation securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for participation securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Participation Securities dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for participation securities, in the index supplement or in the prospectus.

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